NEWS RELEASE
Contact: Steven D. Jennerjohn
         (920)-743-5551
Source:  Baylake Corp.

BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2004

Sturgeon Bay, Wisconsin -(Business Wire)--July 28, 2004

         Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, reported net income of $4.5 million or $0.59 basic earnings per share for the six months ended June 30, 2004, as compared to $3.7 million or $0.49 per share for the six months ended June 30, 2003. The increase in net income was primarily due to increased net interest income, a reduction in the provision for loan loss and a gain on sale of bank land. These increases were partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Net income was $2.6 million for the three months ended June 30, 2004, an increase of $726,000, or 38.9%, for the same period in the prior year.

         Diluted earnings per share were $0.58 for the first six months of 2004 compared to $0.48 a year earlier, and $0.33 for the second quarter of 2004, as compared to $0.24 for that period in 2003. Return on assets (ROA) and return on equity (ROE) increased for the first six months of 2004, to 0.91% and 12.69%, respectively, from 0.82% and 11.18%, respectively, from the same period one year ago. For the quarter ended June 30, 2004, ROA and ROE were 1.04% and 14.54%, respectively, compared to 0.83% and 11.14%, respectively, for the same period one year ago.

         For the six months ended June 30, 2004, net interest income increased $2.5 million to $16.2 million when compared to the first six months of 2003 due primarily to an increase in net interest margin of 20 basis points for the period in addition to an increase in average interest-earning assets of $83.1 million. Net interest income for the three months ended June 30, 2004 was $8.4 million compared to $6.9 million for the same period a year earlier. Net interest income increased for the quarter as a result of an increase in net interest margin of 30 basis points to 3.76% in addition to an increase in average earning assets amounting to $86.6 million.


         Net interest margin for the six months ended June 30, 2004 increased to 3.69% from 3.49% a year earlier as interest-bearing liabilities re-priced 76 basis points lower compared to a decrease of 50 basis points in interest-earning assets. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period. The major contributing factor in net interest income was an increase in average interest-earning assets relative to interest paying liabilities. In addition, interest spread increased to 3.50% for the six months ended June 30, 2004 compared to 3.24% for the same period in 2003.

         As discussed below, the provision for loan losses in 2004 decreased in both the six-month and three-month periods as compared to 2003.

         Non-interest income was $4.7 million during the first six months of 2004, a decrease of $731,000 when compared to the same period last year. Non-interest income for the three months ended June 30, 2004 decreased $69,000 to $2.7 million. The decrease in the six-month period was primarily attributable to decreases in: gain on sale of subsidiary sold in 2003 totaling $350,000, gains on sales of loans totaling $561,000; and a decrease in loan servicing fees totaling $442,000. Those decreases were partially offset by increases in fiduciary income of $69,000 and other income of $577,000. Non-interest income for the quarter ended June 30, 2004 decreased, primarily due to decreased gains on sales of loans amounting to $349,000 and decreased loan servicing fees totaling $318,000. For both the six and three month periods, other income included a gain on sale of bank land totaling $482,000.

         For the six months ended June 30, 2004, non-interest expense increased $773,000 over the same period last year. Personnel and benefit expense increased approximately $463,000 due to additional staffing and normal salary increases as well as significant increases in costs related to health care insurance. Occupancy and equipment expense decreased $44,000 in spite of expansion in existing markets and costs related to the modernization of various facilities. Expenses on other real estate owned increased $134,000, the result of increased holding costs relative to these properties during the six months ended June 30, 2004. For the three months ended June 30, 2004, non-interest expense increased $433,000 from the three months ended June 30, 2003 to $6.5 million. Personnel and benefit expense increased $299,000 as a result of additional staffing and benefit costs. Other occupancy and equipment expense decreased $73,000. Expenses from the operation of other real estate owned increased $112,000. Other operating expense increased $89,000.

         Income tax expense increased $599,000 for the six months and $536,000 for the three months ended June 30, 2004 when compared to the same period last year, both the result of increased taxable income. Our recent SEC filings have discussed factors which could affect our state tax obligations.

         Total assets for Baylake Corp. increased 3.3% during the first half of 2004 to $1.0 billion at June 30, 2004 when compared to total assets of $975.2 million at December 31, 2003. Total loans increased 4.1% during the first half of 2004 to $724.6 million at June 30, 2004, while deposits during the period decreased 0.5% to $779.6 million. Total shareholders' equity increased 0.9% for the first half of 2004 to $70.3 million at June 30, 2004 as compared with $69.6 million at December 31, 2003.

         Baylake Corp. recorded provisions for loan losses totaling $1.5 million during the first six months of 2004, as compared to $1.9 million for the same period in 2003. The provision was $724,000 in the second quarter of 2004, as compared to $1.0 million in 2003. The decrease in the provision occurred as a result of a slight improvement in the grading of several non-performing loans during the period. The allowance for loan losses increased $921,000 to $13.1 million during the six months ended June 30, 2004, reflecting the provision and charge-offs during the period. During the six months ended June 30, 2004, Baylake Corp. had net loan charge-offs totaling $577,000. The ratio of allowance for loan losses to total loans was 1.81% at June 30, 2004, as compared to 1.75% at December 31, 2003. Non-performing loans totaled $12.5 million and $16.2 million at June 30, 2004 and December 31, 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 104.6% and 75.0% at June 30, 2004 and December 31, 2003, respectively.

         Foreclosed assets, net, at June 30, 2004 increased $343,000 from December 31, 2003 primarily as the result of four commercial real estate properties added as a result of foreclosures during the period.

         Despite the relatively high level of non-performing loans at quarter's end, Baylake Corp. believes the balance of the allowance for loan loss at June 30, 2004 is presently sufficient to absorb loan losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

         Capital resources for the six-month period ended June 30, 2004 improved by $627,000. Although liquidity tightened in the first six months as a result of normal seasonal factors, Baylake Corp. anticipates that it has resources available to meet its commitments. At June 30, 2004, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $32.3 million was outstanding at June 30, 2004.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

         This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2004 and Form 10-K for the year ended December 31, 2003, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

         Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. This summary financial data is unaudited. In the opinion of Baylake management, the selected consolidated financial and other data at June 30, 2004 and at and for the three and six months ended June 30, 2004 reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

                                                                                        AT               AT                AT
                                                                                     JUNE 30,        DECEMBER 31,        JUNE 30,
                                                                                       2004              2003              2003
                                                                                    ----------       ------------       ----------
                                                                                                (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets ...............................................................        $1,007,186        $  975,238        $  910,001
Investment securities(1) ...................................................           199,434           195,847           154,773
Federal funds sold .........................................................                 0                 0                 9
Total loans ................................................................           724,613           696,155           679,574
Total deposits .............................................................           779,625           783,292           747,919
Borrowings(2) ..............................................................           133,773            98,451            70,932
Notes payable and subordinated debt ........................................                 0                53                53
Junior subordinated debentures issued to unconsolidated subsidiary .........            16,598            16,598            16,100
Total shareholders' equity .................................................            70,255            69,628            68,501
Non-performing loans, net of discount(3)(4) ................................            12,502            16,222            19,515
Non-performing assets, net of discount(3)(4) ...............................            15,116            18,493            20,183


                                                                         AS OF AND FOR THE         AS OF AND FOR THE
                                                                           THREE MONTHS                SIX MONTHS
                                                                           ENDED JUNE 30,            ENDED JUNE 30,
                                                                      ----------------------      ----------------------
                                                                        2004          2003          2004          2003
                                                                      --------      --------      --------      --------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income ...........................................     $ 12,239      $ 11,864      $ 24,100      $ 23,762
Total interest expense ..........................................        3,887         4,968         7,920        10,055
                                                                      --------      --------      --------      --------
Net interest income .............................................        8,352         6,896        16,180        13,707
Provision for loan losses .......................................          724         1,032         1,499         1,925
                                                                      --------      --------      --------      --------
Net interest income after provision for loan losses .............        7,628         5,864        14,681        11,782
Total non-interest income .......................................        2,675         2,744         4,657         5,388
Total non-interest expense ......................................        6,512         6,079        12,884        12,111
                                                                      --------      --------      --------      --------
Income before income tax ........................................        3,791         2,529         6,454         5,059
Income tax provision ............................................        1,198           662         1,965         1,366
                                                                      --------      --------      --------      --------
Net income ......................................................     $  2,593      $  1,867      $  4,489      $  3,693
                                                                      ========      ========      ========      ========

PER SHARE DATA:(5)
Net income per share (basic) ....................................     $   0.34      $   0.25      $   0.59      $   0.49
Net income per share (diluted) ..................................         0.33          0.24          0.58          0.48
Cash dividends per common share .................................         0.14          0.13          0.28          0.26
Book value per share ............................................         9.18          9.09          9.18          9.09

PERFORMANCE RATIOS:(6)
Return on average total assets ..................................         1.04%         0.83%         0.91%         0.82%
Return on average total shareholders' equity ....................        14.54         11.14         12.69         11.18
Net interest margin(7) ..........................................         3.76          3.46          3.69          3.49
Net interest spread(7) ..........................................         3.57          3.19          3.50          3.24
Non-interest income to average assets ...........................         1.07          1.21          0.94          1.20
Non-interest expense to average assets ..........................         2.61          2.69          2.61          2.70
Net overhead ratio(8) ...........................................         1.54          1.48          1.66          1.50
Efficiency ratio ................................................        57.63         61.08         60.23         61.35
Average loan-to-average deposit ratio ...........................        92.91         92.07         92.24         91.66
Average interest-earning assets to average interest-bearing
  liabilities ...................................................       111.58        111.38        111.30        110.50

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans .............................         1.73%         2.33%         1.73%         2.33%
Allowance for loan losses to:
     Total loans ................................................         1.81          1.90          1.81          1.90
     Non-performing loans .......................................       104.62         66.03        104.62         66.03
Net charge-offs to average loans ................................         0.16          0.19          0.16          0.13
Non-performing assets to total assets ...........................         1.50          2.22          1.50          2.22

CAPITAL RATIOS:(6)(9)
Shareholders' equity to assets ..................................         6.98%         7.53%         6.98%         7.53%
Tier 1 risk-based capital .......................................         9.69          9.78          9.69          9.78
Total risk-based capital ........................................        10.94         11.03         10.94         11.03
Leverage ratio ..................................................         8.20          8.39          8.20          8.39

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest ......................................         1.98x         1.51x         1.81x         1.50x
Excluding deposit interest ......................................         4.52          3.55          4.09          3.55

OTHER DATA AT END OF PERIOD:
Number of bank subsidiaries .....................................            1             1             1             1
Number of banking facilities ....................................           27            26            27            26
Number of full-time equivalent employees ........................          308           298           308           298

-------------------------------------------

(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the six months ended June 30, 2004 was due, in part, to a decrease in non-accrual loans in the fourth quarter of 2003, primarily as a result of a previously mentioned loan charge-off in the amount of $2.6 million.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)      The capital ratios are presented on a consolidated basis

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.